Exhibit 99.1

CTM Media Holdings Signs Definitive Agreement for Sale of its
WMET Radio Station and Announces Dividend

STAMFORD, CT., February 24, 2010 -- CTM Media Holdings, Inc. (OTC Pink Markets: CTMMA, CTMMB), today announced that on February 23, 2010, it executed an agreement to sell the assets of its WMET radio station for a sale price of $4 million in a combination of cash and a promissory note of the buyer that will be secured by the assets being sold. The sale is subject to approval of the FCC, other third parties and other customary conditions.

The buyer is Huffines Media, LLC and an affiliate, and the sale includes substantially all of the assets used in the WMET business other than working capital.  The purchase price is payable $1.3 million in cash by the closing and the remainder under a two year promissory note, which is extendable in part to three years at the option of the buyer.  The buyer also has the option of paying a total of $3.6 million in cash at the closing as payment in full for the transaction.

CTM expects the transaction to close by early in its fourth fiscal quarter.

CTM also announced that its board of directors has approved the payment of a dividend in the aggregate amount of $0.25 per share (approximately $2 million in the aggregate) which will be paid to holders of CTM Media Holdings Class A, Class B and Class C common stock.  The dividend will be payable on or about March 15, 2010 to stockholders of record as of March 8, 2010.

“The sale of WMET shows that management is committed to taking the steps necessary to create value for our shareholders,” said Howard Jonas, Chairman of the Board. “We are also demonstrating that we do not intend to retain cash beyond our foreseeable needs unless we have a firm plan for deploying that cash and generating returns.”

“WMET has not been profitable for CTM and we believe that this sale is in the best interest of the company and our shareholders,” added Marc Knoller, CEO. “We continue to streamline operations to operate our core businesses efficiently and seek opportunities to expand by adding volume and complementary offerings.”

About CTM Media Holdings:
CTM Media Holdings, Inc., a Delaware corporation, is a holding company consisting of the following principal businesses:

•	CTM Media Group, our brochure distribution company and other advertising-based product initiatives focused on small to medium sized businesses;

•	Our majority interest in Idea and Design Works, LLC, a comic book and graphic novel publisher that creates and licenses intellectual property; and

•	The WMET-AM radio station in the Washington, D.C. metropolitan area.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will," “intend” or similar statements or variations of such terms or otherwise express views concerning trends and the future.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by CTM Media Holdings, Inc. with the Securities and Exchange Commission.  Actual results may differ materially from such forward-looking statements. CTM Media Holdings, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Contact:
CTM Investor Relations:
Les Rozner
lrozner@ctmmedia.com
(203) 323-5161 Ext # 21